Exhibit 99.1

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES ANNOUNCES

FISCAL 2013 SECOND QUARTER FINANCIAL RESULTS

Reports 22.8% Increase in Revenue

Upgrade of the Existing Coking Facility Reduces Dependency on High Cost Raw Coal and Improves Margins

PINGDINGSHAN, China – February 19, 2013 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced today its financial results for the fiscal 2013 second quarter ended December 31, 2012.

Fiscal 2013 Second Quarter vs. Fiscal 2012 Second Quarter

•	Total revenue increased by 22.8% to $21.2 million, as compared to $17.3 million.
•	Gross margin decreased to 13.8%, as compared to 19.0%.
•	Net income, including foreign currency transaction adjustment, was $1.1 million or $0.04 per diluted share, as compared to net income of $3.3 million or $0.13 per diluted share.

Product type	Fiscal 2013 Second Quarter				Fiscal 2012 Second Quarter
	MT* Sold	Weighted Average Price/MT*	Revenue (million)	% of Total Revenue	MT* Sold	Weighted Average Price/MT*	Revenue (million)	% of Total Revenue
Coke Products
Coke	56,413	$ 185	$ 10.4	49.0%	36,094	$ 234	$ 8.5	49.2%
Coal Tar	1,441	$ 257	$ 0.3	1.4%	1,668	$ 255	$ 0.4	2.3%
Coal Products
Raw Coal	17,520	$ 75	$ 1.3	6.2%	10,116	$ 72	$ 0.7	4.0%
Washed Coal	46,951	$ 195	$ 9.2	43.4%	42,605	$ 181	$ 7.7	44.5%

*metric ton

Discussing fiscal 2013 second quarter financial results, SinoCoking’s Chairman and CEO, Mr. Jianhua Lv, noted, “The 22.8% increase in total revenue was mainly due to higher coke and washed coal revenues. Coke revenue increased by 22% from a year ago despite lower average selling price due to the coke powder that we sold during the period. Washed coal revenue increased by 19% due to higher sales volume and average selling price than a year ago.”

Mr. Lv continued, “Due to the ongoing mining moratorium for mid-size coal producers, coal supplies in Henan Province were limited. Operations at our four coal mines remain halted, as were production activities for all Henan Province producers other than state-owned enterprises, and we met our coal requirements largely by purchasing raw coal from other provinces. Our gross margin for the quarter declined due to product mix as we purchased more coking coal in the open market, for both coking and coal processing. Coking coal prices remain at historically high levels and we expect prices to remain high until the mining moratorium is lifted sometime in 2013 calendar year, although there can be no assurance as to exactly when the mining moratorium will end and when we can resume operations.”

Mr. Lv added, “To reduce our dependency on high cost raw materials, such as coking coal, we upgraded our existing coking facility, which has an annual production capacity of 250,000 metric tons. Following the upgrade, we expect our margins to improve, as the facility can now produce high quality coke and coke by-products using low cost raw coal, such as long flame coal.”

“The facility is designed to produce metallurgical coke and chemical coke, using an identical manufacturing process from a series of three WG-86 Type coke ovens lined up in a row. In 2012 calendar year, we purchased land use rights to expand the facility site, and upgraded the ovens’ capabilities to improve their energy efficiency, capture additional by-products for refinement into high value-added chemical products, and satisfy strict environmental requirements. The upgrade was completed on December 26, 2012, and after a 30-day trial run, all three ovens have now reached the desired effects of the upgrade.”

He added, “Although the soft demand for coke and coke by-products in China continues, we expect the market to recover in 2013 calendar year. Our ambitious business plan includes the following:

•	Complete construction of our new 900,000 metric ton coking facility which will increase our annual production capacity to over 1.1 million metric tons. The facility will also have the ability to generate power and distill chemicals such as crude benzol, sulfur and ammonium sulfate from the coking process. The plant is also expected to produce purified coal gas, which we plan to sell as a fuel source through the state-owned gas grid, at a 20% lower price than liquid natural gas currently used by local residents.
•	Acquire coal mines in other provinces to source raw materials.
•	Explore opportunities to build up long term strategic business relations with quality mining companies to expand our coal trading business.”

Mr. Sam Wu, SinoCoking’s Chief Financial Officer noted, “We continue to fund our business activities from cash flow from operations and bank loans. As required by the Henan government, we are upgrading the safety-related systems at our coal mines in order to be approved to resume our mining operations and we are also in process of merging the operations of Hongchang mine, Shunli mine and Shuangrui mine into a fully integrated mining operation. In the first half of fiscal 2013, we invested approximately $24.7 million in these mine upgrading and consolidation projects. To date, we have invested a total of approximately $27.9 million as follows:

•	Mine upgrading: total estimated cost of approximately $35.0 million; 70% or approximately $24.5 million to be paid by SinoCoking and the remainder by Henan Coal Seam Gas, our joint-venture partner. To date, we have paid approximately $17.0 million for these safety upgrades which are expected to be completed in calendar year 2013.
•	Mine consolidation: total estimated cost of approximately $32.0 million. To date, we have paid approximately $10.9 million toward such integration. We expect to complete such integration 4-6 months after we obtain clearance from local authorities to resume our mining operations, which clearance we expect to receive in calendar year 2013.”

Mr. Lv. concluded, “Our business remains strong and we believe that through the upgrade of our current facility, we will be able to expand our product offering and customer base, and also substantially improve our top and bottom lines in 2013. Additionally, we are well positioned to take advantage of additional opportunities once the coke market recovers.”

Conference Call

Mr. Lv and Mr. Wu will host a conference call on Tuesday, February 19, 2013 at 10:00 am ET / 11:00 pm China time to discuss these results as well as recent corporate developments.

Interested parties may participate in the call by dialing: (201) 493-6744. Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call. After opening remarks, there will be a question and answer period. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet. To listen to the webcast, please go to http://www.investorcalendar.com/conferences/event.asp?ID=170463 or visit the Company’s website www.sinocokingchina.com and then go to Presentations/Events page where the conference call is posted. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangri Coal Mining Co., Ltd., and Baofeng Xingsheng Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

See Accompanying Tables

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended December 31,		For the Six Months Ended December 31
	2012	2011	2012	2011

REVENUE	$21,238,642	$17,297,333	$38,800,836	$39,448,667

COST OF REVENUE	18,302,685	14,008,015	33,955,623	28,955,472

GROSS PROFIT	2,935,957	3,289,318	4,845,213	10,493,195

OPERATING EXPENSES:
Selling	42,176	43,324	85,757	124,867
General and administrative	581,345	906,367	1,208,173	1,333,786
Total operating expenses	623,521	949,691	1,293,930	1,458,653

INCOME FROM OPERATIONS	2,312,436	2,339,627	3,551,283	9,034,542

OTHER INCOME (EXPENSE)
Interest income	208,461	218,749	431,101	777,300
Interest expense	(997,461)	(315,463)	(2,019,065)	(731,022)
Other finance expense	(91,123)	(37,767)	(163,367)	(73,433)
Other (expense) income, net	8,333	8,492	8,333	(9,089)
Change in fair value of warrants	41,317	1,343,214	714,847	4,362,936
Total other (expense) income, net	(830,473)	1,217,225	(1,028,151)	4,326,692

INCOME BEFORE INCOME TAXES	1,481,963	3,556,852	2,523,132	13,361,234

PROVISION FOR INCOME TAXES	650,238	911,148	1,031,494	2,406,817

NET INCOME	831,725	2,645,704	1,491,638	10,954,417

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	280,321	640,615	(8,374)	1,829,359

COMPREHENSIVE INCOME	$1,112,046	$3,286,319	$1,483,264	$12,783,776
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	21,121,372	21,090,948	21,121,372	21,090,948
Diluted	21,121,372	21,090,948	21,121,372	21,090,948
EARNINGS PER SHARE
Basic	$0.04	$0.13	$0.07	$0.52
Diluted	$0.04	$0.13	$0.07	$0.52

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS
	December 31,	June 30,
	2012	2012
CURRENT ASSETS
Cash	$216,201	$2,366,718
Restricted cash	6,500,000	9,668,000
Accounts receivable, trade, net	14,884,162	12,017,231
Notes receivable, trade	237,750	14,176,800
Notes receivable, mine acquisition	-	9,155,520
Other receivables	685,985	1,412,008
Loans receivable	8,112,037	9,849,937
Refundable deposit	4,755,000	4,752,000
Inventories	2,890,260	2,382,444
Advances to suppliers	7,841,780	12,267,806
Prepaid expenses	196,716	633,313
Total current assets	46,319,891	78,681,777
PLANT AND EQUIPMENT, net	15,568,206	16,211,984
CONSTRUCTION IN PROGRESS	39,404,413	39,379,553
OTHER ASSETS
Prepayments	60,788,925	36,071,853
Intangible assets, net	31,620,946	31,635,487
Long-term investments	2,827,514	2,825,730
Other assets	110,950	110,880
Total other assets	95,348,335	70,643,950
Total assets	$196,640,845	$204,917,264
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short term loan - bank	$5,706,000	$5,702,400
Current maturity of long term loan	23,775,000	20,592,000
Accounts payable, trade	572	4,023
Notes payable	-	4,752,000
Other payables and accrued liabilities	980,952	802,028
Other payables - related parties	189,711	156,227
Acquisition payable	4,596,500	4,593,600
Customer deposits	138,545	138,457
Taxes payable	1,732,681	1,522,062
Total current liabilities	37,119,961	38,262,797
LONG TERM LIABILITIES
Long term loan	28,530,000	36,432,000
Warrants liability	1,801	716,648
Total long term liabilities	28,531,801	37,148,648
Total liabilities	65,651,762	75,411,445

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Cont.)

	December 31,	June 30,
	2012	2012
COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, $0.001 par value, 100,000,000 authorized, 21,121,372 shares issued and outstanding	21,121	21,121
Additional paid-in capital	3,592,053	3,592,053
Statutory reserves	3,689,941	3,689,941
Retained earnings	111,748,770	110,257,132
Accumulated other comprehensive income	7,605,598	7,613,972
Total SinoCoking Coal and Coke Chemicals Industries, Inc.'s equity	126,657,483	125,174,219
NONCONTROLLING INTERESTS	4,331,600	4,331,600
Total equity	130,989,083	129,505,819
Total liabilities and equity	$196,640,845	$204,917,264